Contact:	Deborah Hileman
Vice President PR/Communications
(888) 213-5667
Deborah.hileman@emsc.net
EMERGENCY MEDICAL SERVICES ANNOUNCES
CLOSING OF INITIAL PUBLIC OFFERING
Greenwood Village, Colorado (December 21, 2005) — Emergency Medical Services Corporation (NYSE: EMS) today announced the closing of its initial public offering of 8.1 million shares of common stock at an initial public offering price of $14.00 per share.
The net proceeds received by the Company are $105.5 million before transaction costs. The common stock of the Company began trading on the New York Stock Exchange on December 16 under the ticker symbol “EMS.”
Banc of America Securities LLC and J.P. Morgan Securities Inc. served as joint book-running managers of the offering, and CIBC World Markets Corp, Credit Suisse First Boston LLC, Scotia Capital (USA) Inc., and Utendahl Capital Group, LLC served as co-managers.
Copies of the final prospectus relating to this offering may be obtained by calling (800) 294-1322.
A registration statement relating to Emergency Medical Service’s common stock has been filed with the U.S. Securities and Exchange Commission and was declared effective on December 15, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.
About Emergency Medical Services Corporation
Under the recognized brands of EmCare and American Medical Response (AMR), Emergency Medical Services Corporation, headquartered in Greenwood Village, Colorado, is a leading provider of emergency medical services in the United States, serving more than nine million patients each year. EmCare provides outsourced emergency department staffing and management services to more than 300 hospitals nationwide. American Medical Response is America’s leading provider of ambulance services with local operations in 34 states. For more information, visit www.emsc.net.
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